Exhibit No. 99.1

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COMMUNITY BANK SYSTEM, INC.                 For further information contact:
5790 Widewaters Parkway                     Scott A. Kingsley
DeWitt, N.Y. 13214                          E.V.P. and Chief Financial Officer
                                                                  (315) 445-3121

Community Bank System Completes ES&L Bancorp Acquisition

      Syracuse, N.Y. - August 14, 2006 - Community Bank System, Inc. (NYSE: CBU) has completed its acquisition of ES&L Bancorp, Inc., previously announced on April 21.

      Based in Elmira, N.Y., ES&L Bancorp is the parent company of Elmira Savings and Loan, F.A., a federally chartered thrift operating as a community bank. With roots dating back to 1888, the company has two branches in the cities of Elmira and Ithaca, as well as mortgage and title insurance subsidiaries, all of which combine to total approximately $210 million in assets, including $190 million in loans.

      An all-cash transaction valued at approximately $39 million, this acquisition is expected to be immediately accretive to earnings.

      As previously indicated, ES&L Bancorp President William A. McKenzie will remain with Community Bank System as a Senior Regional Vice President, bringing his significant market knowledge and experience to work for the company.

      "We are very pleased to welcome ES&L Bancorp's customers and employees into the Community Bank, N.A. family," said Mark E. Tryniski, President and Chief Executive Officer of Community Bank System. "We are equally pleased to be extending our presence in the Elmira region, and to be entering the Ithaca community for the first time. We're confident that the greater breadth of banking and financial services products which we offer will be well received by consumers within these markets. This is an excellent expansion opportunity, and we look forward to taking an active role within these vibrant communities."

      Community Bank System, Inc. is a registered bank holding company based in DeWitt, N.Y. (near Syracuse), with $4.4 billion in assets and approximately 130 customer facilities. Its wholly-owned banking subsidiary operates as Community Bank, N.A. across Upstate New York, and as First Liberty Bank & Trust throughout Northeastern Pennsylvania. For further information please visit our websites at www.communitybankna.com or www.firstlibertybank.com.

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